EXHIBIT 99.1
NEWS RELEASE

For further information, contact:	W. Todd Zehnder, Vice President — Corporate Development
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY PROVIDES UPDATE ON LA CANTERA OPERATIONS
LAFAYETTE, LA — January 18, 2008 — PetroQuest Energy, Inc. (NYSE: PQ) announced today that its company-operated La Cantera (also known as La Posada) prospect located in Vermilion Parish in South Louisiana reached a depth of 15,253 feet and encountered subsurface conditions that have resulted in suspension of drilling operations. The Company and its partners are evaluating re-entering the existing well bore or commencing drilling operations from a new location.
“Our geological assessment of the prospect remains unchanged as the subsurface conditions were encountered significantly above all of our target objectives,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “We are thoroughly reviewing the situation and will move into the next phase of this project as soon as possible.”
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, declines in the values of our properties resulting in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions or dispositions and in projecting future rates of production, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.